UBS Global Asset Management–Americas
Code of Ethics

January 7, 2013

UBS GLOBAL ASSET MANAGEMENT (AMERICAS) INC.
 Code of Ethics
1.        Introduction
UBS Global Asset Management (Americas) Inc. ("UBS Global Asset Management") has many important assets.  Perhaps the most valuable is its established and unquestioned reputation for integrity.  Preserving this integrity demands the continuing alertness of every employee.  Each employee must avoid any activity or relationship that may reflect unfavorably on UBS Global Asset Management as a result of a possible conflict of interest, the appearance of such a conflict, the improper use of confidential information or the appearance of any impropriety.  Although no written code can take the place of personal integrity, the following, in addition to common sense and sound judgment, should serve as a guide to the minimum standards of proper conduct.
UBS Global Asset Management insists on a culture that promotes honesty and high ethical standards.  This Code of Ethics ("Code") is intended to assist Employees in meeting the high ethical standards UBS Global Asset Management follows in conducting its business.  The following general principles must govern your activities:
•	You have a duty to place the interests of Clients first
•	You must avoid or appropriately manage any actual or potential conflict of interests
•	You must not take inappropriate advantage of your position at UBS Global Asset Management
•	You must comply with all applicable laws, rules and regulations of the countries in which we operate.
If you violate the Code or its associated policies and procedures UBS Global Asset Management may impose disciplinary action against you as more fully described in Section 6.3 below.
This Code is designed to ensure, among other things, that all employees conduct their personal securities transactions in a manner where clients' interests are placed first and foremost and are consistent with the law.  Any conduct that violates this Code is unacceptable and always constitutes an activity beyond the scope of the employee's legitimate employment.
The Code is designed to detect and prevent conflicts of interests between its employees, officers and directors and its Advisory Clients that may arise due to personal investing activities. Advisory Client means any client (including but not limited to mutual funds, closed-end funds and separate accounts) for which UBS Global Asset Management serves as an investment adviser or sub-adviser, to whom it renders investment advice, or for whom it makes investment decisions.  UBS Global Asset Management also has established separate procedures designed to detect and prevent insider trading ("Insider Trading Policy and Procedures"), which should be read together with this Code.
Personal investing activities of "Covered Persons" (defined below) can create conflicts of interests that may compromise our fiduciary duty to Advisory Clients.  As a result, Covered Persons must avoid any transaction that involves, or even appears to involve, a conflict of interests, diversion of an Advisory Client investment opportunity, or other impropriety with respect to dealing with an Advisory Client or acting on behalf of an Advisory Client.
As fiduciaries, Covered Persons must at all times comply with the following principles:

a.	Client Interests Come First. Covered Persons must scrupulously avoid serving their own personal interests ahead of the interests of Advisory Clients. If a Covered Person puts his/her own personal interests ahead of an Advisory Client's, or violates the law in any way, he/she will be subject to disciplinary action, even if he/she is in technical compliance with the Code.
b.	Avoid Taking Advantage. Covered Persons may not make personal investment decisions based on their knowledge of Advisory Client holdings or transactions. The most common example of this is "front running," or knowingly engaging in a personal transaction ahead of an Advisory Client with the expectation that the Advisory Client's transaction will cause a favorable move in the market. This prohibition applies whether a Covered Person's transaction is in the same direction as the transaction placed on behalf of an Advisory Client (for example, two purchases) or the opposite direction (a purchase and sale).
If you are uncertain whether a real or apparent conflict exists in any particular situation or if you become aware of a violation, you should consult with the Compliance Department immediately.
This Code applies to UBS Global Asset Management and the registered investment companies for which UBS Global Asset Management serves as investment manager, investment advisor and/or principal underwriter ("Funds").  The Code sets forth detailed policies and procedures that Covered Persons of UBS Global Asset Management must follow in regard to their personal investing activities.  All Covered Persons are required to comply with the Code as a condition of continued employment.
Who is subject to the Code?
Covered Persons.  For purposes of this Code, Covered Person is defined as:
•	Each employee, officer and director of UBS Global Asset Management, their spouses and members of their immediate families;
•	An employee, officer or director of any UBS Group AG affiliate who is domiciled on the premises of UBS Global Asset Management for a period of 30 days or more; and
•	Consultants and other temporary employees hired for a period of 30 days or more whose duties include access to UBS Global Asset Management's technology and systems, and/or trading information in any form, unless they obtain a written exemption from the Compliance Department. Consultants and other temporary employees who are employed for less than a 30-day period, but who have access to UBS Global Asset Management's trading information, will be subject to reporting requirements.
Interested Directors of a Fund.  Directors of any Fund that is an Advisory Client who are not Covered Persons but who are affiliated with another subsidiary of UBS Group AG ("Interested Directors") are subject to the following sections of the Code, except if covered by "Independent Directors of a Fund" below:
Section 4.5	Lockout Period
Section 5.1	Initial Holdings Report and Certification
Section 5.2	Quarterly Transactions Report for Covered Persons and Interested Directors
Section 5.4	Annual Certification for Covered Persons, Interested Directors and Independent Directors
Independent Directors of a Fund.  Directors of a Fund who are not affiliated with UBS Global Asset Management ("Independent Directors") as well as Interested Directors who do not have access to non-public information regarding the Portfolio Holdings of any fund advised by UBS Global Asset Management or who are not involved in making securities recommendations or have access to such recommendations that are not public are subject only to the following sections of the Code:
Section 4.5	Lockout Period

Section 5.3	Quarterly Transactions Report for Independent Directors
Section 5.4	Annual Certification for Covered Persons, Interested Directors and Independent Directors

2.        Types of Accounts
2.1	Covered Accounts
"Covered Account" includes any securities account (held at a broker-dealer, transfer agent, investment advisory firm, bank, or other financial services firm) in which a Covered Person has a beneficial interest or over which a Covered Person has investment discretion or other control or influence.  Restrictions placed on transactions executed within a Covered Account also pertain to investments held outside of an account over which a Covered Person has physical control, such as a stock certificate.
2.2	Joint Accounts
Covered Persons are prohibited from entering into a joint account with any Advisory Client.
2.3	Investment Clubs
Covered persons are prohibited from participating in investment clubs.
3.        Establishing Covered Accounts
3.1	Use of Authorized Brokers
Generally, Covered Persons may maintain a Covered Account only with authorized broker-dealers.  Any exceptions to this rule must be approved in writing by the Compliance Department using the appropriate form.  However, Covered Persons hired on or before December 31, 2001 and who maintain a Covered Account at an unauthorized broker-dealer that was opened on or before June 30, 2002 may continue to maintain the account with the unauthorized broker.  Covered Persons must obtain prior written approval from the Compliance Department to open a futures account.
Exceptions. The following Covered Accounts may be maintained away from an Authorized Broker without obtaining prior approval.  Note: Covered Persons are required to report all Covered Accounts pursuant to the Reporting and Certification Requirements of Section 5 below.
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Mutual Fund Only Accounts.  Any account that  permits a Covered Person only to buy and sell shares of open-end mutual funds for which UBS Global Asset Management does not serve as investment adviser or subadviser and cannot be used to trade any other types of securities like stocks or closed-end funds.

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401(k) Plans.  Any account with a 401(k) retirement plan that a Covered Person established with a previous employer, provided that the investments in the plan are limited to pooled investment options (e.g., open-end mutual funds).  A 401(k) plan account that permits you to trade individual securities or invest in pools consisting of securities of a single issuer must be approved by the Compliance Department. The UBS SIP plan or any successor UBS 401(k) plan is not an excepted account within this definition.

•	Investments in the Physical Control of a Covered Person. Covered Persons may maintain physical possession of an investment (for example, a stock certificate).
•	You must obtain approval to maintain the following Covered Accounts:

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Investments Directly with Issuers (or their Transfer Agents).  Covered Persons may participate in direct investment plans that allow the purchase of an issuer's securities without the intermediation of a broker-dealer provided that  timing of  such purchases  is determined by the plan (e.g., dividend reinvestment plans ("DRIPS")).  Such investments must be approved prior to the initial purchase of the issuer's securities.  Once approved, you are not required to preclear purchases or sales of shares in the plan, although transactions and holdings must be reported.  However, if you withdraw the securities and hold a certificate or transfer them to a brokerage account, subsequent sales are subject to preclearance as well as the 30-day holding period.

3.2	Discretionary Accounts
Covered Persons must obtain Compliance Department approval in order to open discretionary securities accounts.  A discretionary account is one where all investment decisions are made by a third-party who is unrelated to the Covered Person or is not otherwise a Covered Person ("Discretionary Account").  Although Discretionary Accounts  are exempt from the provisions of Section 4 (Trading Restrictions) of this Code,  they are still  Covered Accounts and must comply with all other provisions of this Code, including this Section and Section 5 (Reporting and Certification Requirements).  In order to obtain necessary approval to open a Discretionary Account,  Covered Persons must provide the following to the Compliance Department:
•	A copy of the signed Investment Advisory Agreement and/or any other relevant documents creating the Account that demonstrate that the fiduciary has full investment discretion; and
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A signed attestation that, if the Covered Person discusses any specific strategies, industries or securities with the independent fiduciary, the Covered Person will pre-clear any related trades that result from the discussion.  (Note that if no such discussions take place in advance of transactions, preclearance is not required).

The Compliance Department will review Discretionary Account trading for abuses and conflicts and reserves the right to cancel approval of a Discretionary Account and to subject all of the account's trades to preclearance and other requirements of this Code.  Discretionary Accounts may not be used to undermine these procedures.
3.3	Reporting
Covered Persons must disclose all reportable accounts and investments within 10 calendar days after commencing employment or association with UBS Global Asset Management.  Covered Persons will be required to review and update their holdings, securities account transactions and confirm they have read and understand the Code of Ethics quarterly and annually thereafter,.
Initial holdings information must be current as of a date not more than 45 days prior to your hire date.  Please note that you cannot conduct personal trades until you have completed all required  disclosures within Affirmation Online – AOL.
Covered Persons are responsible for notifying the Compliance Department at the time any Covered Account is opened and immediately upon making or being notified of a change in ownership or account number.  The notification should be submitted in writing to the Compliance Department and include the broker name, name of the account, the date the account was opened, account number (if new account) or, if the account number changed, the old number and the new number and the effective date of the change.
3.4	Copying the Compliance Department on Statements and Confirms
The Compliance Department receives automatic feeds of trade confirmations and account statements from Authorized Brokers.  However, for accounts maintained away from Authorized Brokers, Covered Persons must arrange for the Compliance Department to receive directly from the executing broker-dealer, bank, or other third-party institution duplicate copies of trade confirmations for each transaction and periodic account statements for each Covered Account.  Covered Persons are not required to provide duplicate confirms and statements for Mutual Fund Only Accounts.

If You Cannot Arrange for Duplicate Confirmations or Statements.  You may wish to engage in a transaction for which no confirmation can be delivered to the Compliance Department (e.g., a transaction in a privately placed security or a transaction in individual stocks held in a 401(k) plan).  These types of transactions require the prior written approval of the Compliance Department and will involve additional reporting requirements.
4.        Trading Restrictions
4.1 Definition of Security

 In this Code, the term "security" means any interest or instrument commonly known as a security, whether in the nature of debt or equity, including but not limited to any option, futures contract, shares of registered open-end investment companies (mutual funds) advised or subadvised by UBS Global Asset Management, warrant, note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or any participation in or right to subscribe to or purchase any such interest or instrument.  For purposes of these trading restrictions and the reporting requirements described in Section 5, the term security does not include direct obligations of the U.S. government, bankers' acceptances, bank certificates of deposit, commercial paper, high-quality short-term debt instruments (including repurchase agreements), or shares of registered open-end investment companies (mutual funds) for which UBS Global Asset Management does not serve as investment adviser or subadviser.
4.2	Preclearance Requirements
Covered Persons must obtain prior written approval before purchasing, selling or transferring any security, or exercising any option (except as noted below).
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The Process.  The preclearance process is done electronically through the Group Trade Pre-clearance System – GTPS, (goto/gtps).  Each trade request requires Line Manager approval.   In the event the system is down, the process involves the following three steps:

•	Complete the Form. Covered Persons must complete a Trade Request Form and submit it to the Compliance Department before making a purchase, sale or transfer of a security, or exercising an option.
•	Wait for Approval. The Compliance Department will review the form and, as soon as practicable, determine whether to authorize the transaction.
•	Execute Before the Approval Expires. A preclearance approval for a transaction is only effective on the day you receive approval (regardless of time).
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If your trade is not fully executed by the end of the day, you must obtain a new preclearance approval before your order (or the unfilled portion of your order) can be executed.  Accordingly, limit orders and "good 'til cancelled" instructions must be withdrawn by the end of the day, unless a new approval is obtained.

•	Exceptions. Covered Persons do not need to preclear the following types of transactions.
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Open-End Investment Company Shares (Mutual Funds), including funds offered within a 529 College Savings Plan.  Purchases and sales of mutual funds do not require preclearance and are not subject to the reporting requirements of Section 5.  However, certain holding period requirements apply to open-end registered investment companies advised or subadvised by UBS Global Asset Management (see Section 4.3 herein).

-	Unit Investment Trusts (UITs). Purchases and sales of unit investment trusts do not require preclearance.

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Exchange Traded Funds (ETFs).  Purchases and sales of Exchange Traded Funds that are based on a broad-based securities index do not require preclearance.  Transactions in all other ETFs, including industry or sector-based funds, must be precleared.

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Certain Corporate Actions.  Acquisitions of securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities do not require preclearance.

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Rights.  Acquisition of securities through the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent the rights were acquired through the rights offering and not through the secondary market.

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Third Party 401(k) Plans.  Any transaction in these plans is generally exempt from the preclearance requirements, unless the plan permits a Covered Person to trade individual securities (e.g., shares of stock), in which case such transactions are subject to preclearance.

-	Futures and Options on Currencies, Commodities and Broad Based Indices. A Covered Person is not required to preclear commodities, currencies and broad based indices.
-	Transactions in Discretionary Accounts. Except under certain circumstances, a Covered Person is not required to preclear transactions in a Discretionary Account.
-	NOTE: All transactions, including those exempt from the preclearance requirement (other than mutual funds), are subject to the reporting requirements (See Section 5).
4.3 UBS Group AG Securities and UBS Savings and Investment Plans
Pre-Clearance is required for all transactions by Covered Persons in UBS Securities and UBS Labeled Products.   Covered Persons who are deemed company insiders are subject to blackout periods.  In addition, any Covered Person who possesses material non-public information regarding UBS Group AG is prohibited from engaging in transactions in UBS securities and UBS labeled products.

4.4 Frequency
In order to ensure that Covered Persons are not distracted from servicing Advisory Clients, Covered Persons should not engage in more than 20 transactions per month.  (Note: This does not include repetitive transactions such as rolling futures contracts or broad based ETF's).
4.5	Holding Period
If a Covered Person is required to preclear a transaction in a security, he/she also must hold the security for at least 30 days.
As a result, Covered Persons may not:
•	buy a security or Related Investment within 30 days after selling that security or Related Investment; or
•	sell a security or Related Investment within 30 days after purchasing that security or Related Investment.
Related Investments are investments whose value is based on or derived from the value of another security, including convertible securities and derivative securities such as options, futures and warrants.
Exceptions.
a.	UITs although not subject to preclearance, must be held for at least 30 days.
b.	Shares of registered open-end investment companies advised or sub-advised by UBS Global must be held for at least 30 days.
c.	If a security has experienced a loss equal to at least 10% of the purchase price, the Covered Person may sell the security in less than 30 days, with prior approval from the Compliance Department.
d.	If you receive restricted stock as part of your compensation, you are not required to hold it for 30 days after it vests.
4.6	Lockout Period
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General.  "Investment Personnel" include Covered Persons who are portfolio managers, research analysts, traders and any other person who, in connection with his or her regular functions or duties, makes or participates in making recommendations to clients regarding the purchase or sale of securities or has functions or duties relating to the making of recommendations regarding purchases and/or sales. Investment Personnel are prohibited from buying, selling or transferring any security if they know that the security, or Related Investment, was purchased or sold on behalf of an Advisory Client five days or less prior thereto or will be purchased or sold on behalf of an Advisory Client within five days therefrom.  Personal trades in securities that are effected in close proximity to the addition or deletion of such security to or from a model will be closely scrutinized.  Pre-clearance through GTPS should not be equated with pre-clearance of conflicts.

(i)	Covered Persons are prohibited from executing a securities transaction on a day during which any client or fund has a pending or executed "buy" or "sell" in the same security.
(ii)	Trade Reversals. Even if a personal transaction is pre-cleared, such personal transaction is subject to being reversed after-the-fact. Furthermore, as indicated below, the Compliance Department may require any violator to disgorge any profits or absorb any losses associated with the relevant security. In short, Covered Persons assume the risk (financial or otherwise) associated with any trade reversal.
(iii)	Broad-based Securities Indices. A Covered Person's knowledge that a security will be purchased or sold by an account managed with a quantitative model that tracks the performance of a Broad-Based Securities Index, such as the S&P 500 or the Russell 1000, does not trigger the lockout period. Futures and options transactions on Broad-based Securities Indices or currencies also are exempt from the lockout period.

(iv)	The Chief Compliance Officer may grant individual exceptions at his/her discretion.
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Closed-End Funds.  Covered Persons, Interested Directors and Independent Directors are prohibited from buying, selling or transferring shares of any Closed-End Fund advised or sub-advised by UBS Global Asset Management within two weeks before or after any regularly scheduled Board meeting.  If a Board meeting is not considered a regularly scheduled meeting and notice of such meeting is provided within less than two weeks of the meeting date, the lockout period begins upon receipt of the notice and continues until two weeks after the meeting.

4.7	Prohibited Transactions
UBS Global Asset Management views the following transactions as especially likely to create conflicts with Advisory Client interests. Covered Persons are therefore prohibited from engaging in the following transactions:
a.	Short Sales. Covered Persons are prohibited from entering into a net short position with respect to any security.
b.	Futures. Purchase or sale of futures that are not traded on an exchange, as well as options on any type of futures (exchange-traded or not) are prohibited. This prohibition does not apply to currency forwards (futures or otherwise).
c.	Securities Issued by Suppliers & Vendors. Covered Persons who have information about or are directly involved in negotiating a contract with a supplier or vendor of UBS Global Asset Management may not purchase securities issued by that supplier or vendor.
4.8	Initial Public Offerings
Covered Persons are prohibited from acquiring securities in an initial public offering (other than a new offering of a registered open-end investment company).
In the event that a Covered Person holds securities in a company that has announced that it will engage in an IPO, he or she must immediately notify the Compliance Department.
4.9	Investment in Partnerships and Other Private Placements
Covered Persons are permitted to acquire interests in general partnerships and limited partnerships, and to purchase privately placed securities, provided they obtain prior approval from the Compliance Department.  Once approved, additional capital investments (other than capital calls related to the initial approved investment) require a new approval.  Covered Persons requesting permission must complete the Private Placement Request Form via AOL – Affirmation Online.
4.10	Options
a.	Call Options: A Covered Person may purchase a call option on an individual security or ETF only if the call option has a period to expiration of at least 30 days from the date of purchase and the Covered Person either (1) holds the option for at least 30 days prior to sale or (2) holds the option and, if exercised, the underlying security, for a total period of 30 days. (Similarly, if you choose to exercise the option, you may count the period during which you held the call option toward the 30-day holding period for the underlying security or ETF.)

A Covered Person may sell ("write") a call option on an individual security or ETF only if he/she has held the underlying security (in the corresponding quantity) for at least 30 days (Covered Call).

b.	Put Options: A Covered Person may purchase a put option on an individual security or ETF only if the put option has a period to expiration of at least 30 days from the date of purchase and the Covered Person holds the put option for at least 30 days. If a Covered Person purchases a put on a security he/she already owns (Put Hedge), he/she may include the time he/she held the underlying security towards the 30-day holding period for the put.

A Covered Person may not sell ("write") a naked put on an individual security or ETF.
c.	Options on Broad-Based Indices: Covered Persons may purchase or sell an option on a Broad-based Securities Index ("Index Option") only if the option has a period to expiration of at least 30 days from the date of purchase or sale. A Covered Person may buy or sell an Index Option with a period to expiration of less than 30 days from the date of purchase or sale to close out an open position only if he/she has held the position being closed out for at least 30 days or another exception under Section 4.3 (Holding Period) applies.
Note: Covered Persons must obtain preclearance approval to exercise an option on an individual security or ETF as well as to purchase or sell such an option.
4.11. Futures
A Covered Person may purchase and sell exchange-traded futures and currency forwards.
Purchases and sales of futures contracts on an individual security are subject to the lockout period (See Section 4.4 above).  Purchases and sales of all futures contracts are subject to the holding period requirement (See Section 4.3 above).
Note: Covered Persons must obtain preclearance approval to purchase or sell futures contracts on an individual security.
5.        Reporting and Certification Requirements
5.1	Initial Holdings Report and Certification
Within 10 days after a Covered Person commences employment, he/she must certify that he/she has read and understands the Code, that he/she will comply with its requirements, and that he/she has disclosed or reported all personal investments and accounts required to be disclosed or reported.  Interested Directors other than Covered Persons are also required to make this report within 10 days of becoming an Interested Director of a Fund.
Exceptions:  Covered Persons are not required to report holdings in:
•	U.S. Registered Open-End Mutual Funds that are not advised or sub-advised by UBS Global Asset Management.
•	U.S. Government Securities (Covered Persons are required to report transactions in Fannie Maes and Freddie Macs)
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Money Market Instruments (Money Market Instruments include bankers' acceptances, bank certificates of deposit, commercial paper, and high-quality short-term debt instruments, including repurchase agreements)

•	Accounts over which a Covered Person has no direct or indirect influence or control
However, Covered Persons are required to include in initial and annual holdings reports the name of any broker-dealer or bank with which the Covered Person has an account in which any securities are held for his/her direct or indirect benefit.  This information must be current as of a date not more than 45 days prior to the date the report was submitted.

5.2 External Directorships and Positions:
Covered Persons and certain other members of staff are required to disclose and obtain approval for certain outside directorships and other external positions. This Global Policy requires employees and others intending to accept any external directorship or other position covered by this Policy (1-P000353) to disclose it to UBS and obtain approval before accepting the position.

A UBS Person may not accept an External Position which might create a conflict of interest, give rise to an appearance of impropriety, carry the risk of misleading third parties with regard to UBS's involvement in the activities to which the External Position relates or violate applicable law or regulation.

5.3	Quarterly Transactions Report for Covered Persons and Interested Directors
Within 30 days of the end of each calendar quarter, Covered Persons must file a report of all securities and U.S.-registered open-end mutual fund transactions for which UBS Global Asset Management serves as adviser or subadviser on a Quarterly Transactions Report unless a duplicate confirmation or similar document was sent to the Compliance Department contemporaneously with the transaction.  In addition, Covered Persons are required to report any account opened during the quarter in which securities were held during the quarter (this includes accounts that hold those securities described above in Section 5.1).
5.4	Quarterly Transactions Report for Independent Directors
Independent Directors must file a Quarterly Transactions Report with the Compliance Department only if the Independent Director knew, or in the ordinary course of fulfilling his/her official duties as a director of a Fund should have known, that during the 15 days immediately preceding or following the date of a securities transaction in the Independent Director's Covered Accounts that:
•	the security was purchased or sold by a Fund; or
•	a purchase or sale of the security was considered for a Fund.
Independent Directors must file these reports within ten days of the end of the calendar quarter in which the trade occurred.
5.5	Annual Certification for Covered Persons, Interested Directors and Independent Directors
Annually, Covered Persons, Interested Directors and Independent Directors must certify that they have read and understand the Code, that they have complied with its requirements during the preceding year, and that they have disclosed or reported all personal transactions/holdings required to be disclosed or reported.
6.        Administration and Enforcement
6.1	Review of Personal Trading Information
All information regarding a Covered Person's personal investment transactions, including the reports required by Section 5, will be reviewed by the Compliance Department, and all violations will be reported to the Chief Compliance Officer. All such information may also be available for inspection by the Boards of Directors of the Funds, the Chief Executive Officer and Legal Counsel of UBS Global Asset Management, any party to which any investigation is referred by any of the foregoing, a Covered Person's supervisor (where necessary), the Securities and Exchange Commission, any self-regulatory organization of which UBS Global is a member, and any state securities commission.

6.2	Annual Reports to Mutual Fund Boards of Directors and UBS Global CEOs
The Compliance Department will review the Code at least annually in light of legal and business developments and experience in implementing the Code.  The Compliance Department will prepare an annual report to the Boards of Directors of the Funds and the CEO of UBS Global Asset Management that:
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describes issues that arose during the previous year under the Code, including, but not limited to, information about material Code violations and sanctions imposed in response to those material violations;

•	recommends changes in existing restrictions or procedures based on the experience implementing the Code, evolving industry practices, or developments in applicable laws or regulations; and
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certifies to the Boards that procedures have been adopted that are designed to prevent Access Persons from violating the Code ("Access Person" is generally defined under Rule 17j-1 under the Investment Company Act to include any director or officer of a fund or its investment adviser, and any employee of a fund's investment adviser who, in connection with his or her regular functions or duties, participates in the selection of a fund's portfolio securities or who has access to information regarding a fund's future purchases or sales of portfolio securities).

6.3	Sanctions and Remedies
If the Compliance Department determines that a Covered Person or Fund Director has violated the Code, it may, in consultation with senior management, impose sanctions and take other actions deemed appropriate, including oral reprimand, issuing a letter of education, suspending or limiting personal trading activities, imposing a fine or adjusting compensation, suspending, demoting or terminating employment, and/or informing the Securities and Exchange Commission and/or other applicable regulatory authorities if the situation warrants.
As part of any sanction, the Compliance Department may require the violator to reverse the trade(s) in question and forfeit any profit or absorb any loss from the trade.  Senior management will determine the appropriate disposition of any money forfeited pursuant to this section.